Exhibit 99.1

Gannett and Belo Reach Agreement with U. S. Department of Justice

Belo’s KMOV-TV in St. Louis to be Divested Pursuant to Consent Decree with DOJ

McLean, VA and Dallas, TX – December 16, 2013 – Gannett Co., Inc. (NYSE: GCI) and Belo Corp. (NYSE: BLC) announced today that they have reached an agreement with the U.S. Department of Justice (“DOJ”) that should enable the companies to complete the previously announced acquisition of Belo in 2013. The Belo transaction remains subject to approval by the Federal Communications Commission and other customary closing conditions.

Gannett, Belo and Sander Media LLC, a third party operator who will acquire certain broadcast stations in markets where Gannett and Belo overlap, entered into a proposed consent decree with the DOJ, pursuant to which Gannett and Sander will divest substantially all of the assets used in the operation of KMOV-TV in St. Louis, Missouri, which is currently owned by Belo. The divesture is expected to occur in 2014.

The synergies associated with KMOV-TV were nominal given the structure of the Belo transaction, and Gannett expects very minimal impact on its previously disclosed projected annual run-rate synergies of $175 million within three years of closing of the Belo transaction. Gannett’s strong broadcast presence in the St. Louis market with KSDK-TV, which it currently owns, will not be impacted by the divestiture of KMOV-TV.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

About Belo

Television company Belo Corp. (NYSE: BLC) owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com.

Forward Looking Statements

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in each company’s SEC reports, including their annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett and Belo are not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

CONTACTS:

Investors

Jeffrey Heinz

Vice President, Investor Relations

703-854-6917

jheinz@gannett.com

Media

Jeremy Gaines

Vice President, Corporate Communications

703-854-6049

jmgaines@gannett.com

OR

Stephanie Pillersdorf/Pamela Blum

Sard Verbinnen & Co.

212-687-8080

For Belo:

R. Paul Fry

Vice President/Investor Relations and Treasury Operations

214-977-4465